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                                                                     Exhibit 4.3

                     FIFTH AMENDMENT TO AMENDED AND RESTATED
                           RECEIVABLES SALE AGREEMENT

                  FIFTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of October 20, 2000 (this "Amendment"), among York International Corporation ("York"), Asset Securitization Cooperative Corporation ("ASCC") and Canadian Imperial Bank of Commerce ("CIBC"). Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Receivables Sale Agreement referred to below.

                  WHEREAS, York, ASCC and CIBC are party to that certain Amended and Restated Receivables Sale Agreement, dated as of March 26, 1997, as amended (as so amended, the "Receivables Sale Agreement"), pursuant to which York, as seller, has sold to ASCC Ownership Interests in certain Receivables generated by York and in the Seller's Interest;

                  WHEREAS, the parties hereto wish to amend the Receivables Sale Agreement in the manner and on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Defined Terms.

                  "Effective Date" means the first date on which each of the parties hereto shall have executed and delivered one or more counterparts of this Amendment.

Section 2. Amendment of the Receivables Sale Agreement.

                  Clause (i) of Section 8.2.1(a) is hereby amended to read in its entirety as follows:

                  (i) the Seller's long-term unsecured debt rating falls below BBB- by Standard & Poor's or Baa3 by Moody's Investors Service, Inc.;

Section 3. Representations and Warranties.

                  York hereby represents and warrants as follows:

                  (i) The execution and delivery by it of this Amendment and the performance by it of this Amendment and the Receivables Sale Agreement (as amended hereby) are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene (1) its charter or by-laws or
(2) any law or contractual restriction binding on or affecting it, and do not and will not result in or require the creation of any lien upon or with respect to any of its properties. This Amendment has been duly executed and delivered by it.


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                  (ii) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by it of this Amendment or the performance by it of this Amendment or the Receivables Sale Agreement (as amended hereby).

                  (iii) This Amendment and the Receivables Sale Agreement (as amended hereby) constitute legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

                  (iv) There is no pending or, to its knowledge, threatened action or proceeding affecting it or any of its subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to materially adversely affect (1) its financial condition or operations, or (2) its ability to perform its obligations under this Amendment or the Receivables Sale Agreement (as amended hereby), or which could affect the legality, validity or enforceability of the Receivables Sale Agreement (as amended hereby).

Section 4. Expenses.

                  York agrees to pay on demand all costs and expenses incurred in connection with the preparation, execution, delivery, enforcement and administration of this Amendment and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and disbursements of counsel to ASCC and CIBC.

Section 5. Execution in Counterparts.

                  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute but one and the same agreement.

Section 6. Governing Law.

                  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability of Provisions.

                  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8. Captions.

                  The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.


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Section 9. Agreements to Remain in Full Force and Effect.

                  (a) This Amendment shall be deemed to be an amendment to the Receivables Sale Agreement. All references to the Receivables Sale Agreement in any other agreements or document shall on and after the Effective Date be deemed to refer to the Receivables Sale Agreement as amended hereby.

                  (b) Except as herein amended, all terms, provisions and conditions of the Receivables Sale Agreement and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

Section 10. No Proceedings.

                  Each of the parties hereto hereby agrees that it will not institute against, or join any other person, firm, corporation or other entity in instituting against, ASCC any bankruptcy, reorganization, insolvency or similar proceeding.





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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed as of the date first above written.



                                         YORK INTERNATIONAL CORPORATION


                                         By:
                                            --------------------------------
                                            Name:
                                            Title:

                                         ASSET SECURITIZATION COOPERATIVE
                                          CORPORATION


                                         By:
                                            --------------------------------
                                            Name:
                                            Title:

                                         CANADIAN IMPERIAL BANK OF COMMERCE


                                         By:
                                            --------------------------------
                                            Authorized Signatory




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